Exhibit 99.1

NYSE Amex: URZ
Toronto Stock Exchange: URZ
Frankfurt Stock Exchange: U9E
Tel: (604) 689-1659
Fax: (604) 689-1722
www.uranerz.com

Uranerz Signs Long-term Contract for Sale of Uranium

Casper, Wyoming, August 17, 2009 -- Uranerz Energy Corporation (“Uranerz” or the “Company”) (NYSE Amex: URZ; TSX: URZ; Frankfurt: U9E) is pleased to announce that it has entered into an agreement for the sale of uranium to one of the United States’ largest nuclear operators, with plants located in several states.

This is the second contract signed by Uranerz for the sale of uranium to a U.S. utility; the Company announced its first such contract in July 2009.

This agreement is a long-term contract with deliveries over a five year period and pricing which contains market referenced prices, with combined spot and long term indicators, to set the final sales price. The agreement’s pricing structure contains floor prices to provide Uranerz with downside protection and ceiling prices which protect the buyer from unlimited upside price risk.

Uranerz continues to pursue additional uranium off-take sales opportunities to develop a portfolio that reflects a balance between market-related and fixed price contracts thus providing appropriate security to market price fluctuations, production cost fluctuations and pricing diversification.

About Uranerz
Uranerz Energy Corporation is a uranium exploration company focused on achieving commercial production. The Company has applied for permits to develop two of its properties in the Powder River Basin area of Wyoming into commercial in-situ recovery (“ISR”) uranium mines. These permits are required for the Company to produce uranium yellowcake concentrate which can be sold directly to utilities to manufacture fuel used in nuclear power plants.

Members of the Uranerz management team have specialized expertise in the ISR uranium mining method, and the Company collectively owns or controls (including through its interest in the Arkose Mining Venture) approximately 124,600 acres (50,425 hectares or 195 square miles) in the Pumpkin Buttes Uranium Mining District of the central Powder River Basin of Wyoming, U.S.A., an area well-known for hosting uranium-mineralized roll fronts often amenable to ISR mining techniques.

The mine plan for the Nichols Ranch Uranium ISR Project includes construction of a central processing facility at the Nichols Ranch property and a satellite ion exchange facility at the Hank property. The ultimate production level from these two properties is planned to be in the range of 600,000 to 800,000 pounds per year (as U3O8). The central processing facility is planned for a licensed capacity of 2 million pounds per year of uranium (as U3O8). It is intended that this facility will process uranium-bearing well-field solutions from Nichols Ranch, as well as uranium-loaded resin transported from the Hank satellite facility, plus uranium-loaded resin from any additional satellite deposits that may be developed on Uranerz’ other Powder River Basin properties. This centralized design enhances the economics of the Company’s potential additional satellite projects by maximizing production capacity while minimizing further capital expenditures on processing facilities. The project is progressing through detailed engineering and design. Commencement of operations at the Nichols Ranch Uranium ISR Project is dependent on receipt of required regulatory approvals.

Commercial ISR uranium mining in the Powder River Basin has been ongoing since 1987, with production coming from the Smith Ranch-Highland mine currently owned and operated by Cameco Resources Inc. and from AREVA NC’s Irigaray-Christensen Ranch ISR mine located in the Pumpkin Buttes uranium mining district (presently on stand-by, but re-start of operations has been announced).

ISR mining comprised 28% of global uranium production in 2008 according to the World Nuclear Association. Wyoming ISR advantages include low capital costs, low operating costs, and low environmental impact. Wyoming is the largest uranium producer in the United States with a long ISR history and has the largest known uranium resource base in the U.S. Uranerz management has a record of licensing, constructing, and operating commercial ISR projects.

Further Information
For further information, please contact the Company’s Investor Relations department at 1-800-689-1659, refer to the Company’s website at www.uranerz.com, review the Company’s filings with the Securities and Exchange Commission at www.sec.gov, or visit the Company’s profile on the SEDAR website at www.sedar.com.

This press release may contain or refer to "forward-looking information" and “forward-looking statements” within the meaning of applicable United States and Canadian securities laws, which may include, but is not limited to, statements with respect to future production, future pursuit of uranium sales contracts, anticipated exposure to uranium market price fluctuations and pricing diversification, planned development, capital and operating cost and other projections, resource estimates, our planned exploration and drilling programs and results, commodity recovery rates, the availability of future financing for exploration, the regulatory approval of our planned operations, the expected advantages of in-situ mining in relation to capital costs, operating costs and environmental impact and other plans, estimates and expectations. Such forward-looking statements reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions, including, the risks and uncertainties outlined in our most recent financial statements and reports and registration statement filed with the United States Securities and Exchange Commission (the “SEC”) (available at www.sec.gov) and with Canadian securities administrators (available at www.sedar.com). Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected. We do not undertake to update forward-looking statements.